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                  Certificate of Amendment to Articles of Incorporation
                              For Profit Nevada Corporations
               Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock
                              -Remit in Duplicate-

1.    Name of Corporation:          FOREST GLADE INTERNATIONAL INC.

2. The Articles have been amended as follows (provide article numbers if available)


                                   ARTICLE ONE

            The name of the Corporation shall be Fetchomatic Global Internet
            Inc.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater portion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is 10,086,501. The holders of a total of 12,283,333 shares voted in favor of the Amendment.

4.    Signatures:


  /s/ Wayne Loftus                                /s/ Gil Rahier
------------------------------------            --------------------------------
Wayne Loftus, President                         Gil Rahier, Secretary

This instrument was acknowledged before me on May 30, 2000, by Wayne Loftus and Gil Rahier, known or proved to be the persons executing the above instrument.

  /s/ James A. Mooney
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Notary Public